Exhibit 99.1

Contact:
Susan Tomera Angeletti
Senior Vice President
Corporate Marketing &
Alternative Delivery Services
814-533-5117

FOR IMMEDIATE RELEASE

AmeriServ Financial Inc. Appoints Senior Leadership Team

Johnstown, PA (NASDAQ: ARSV)  – The Board of Directors of AmeriServ Financial Inc. today announced that its interim senior management team has been appointed to permanent leadership positions.

"AmeriServ is in the enviable position of being able to leverage the depth and experience of our leadership team to advance our commitment to our shareholders, customers and employees," Craig Ford, AmeriServ chairman, said.  “In January, we appointed an interim management team as the result of our former president and chief executive officer resigning.  Our interim team has demonstrated that we are well positioned to continue working toward our goal of increasing shareholder value.  Each of these individuals has a proven track record within their areas of expertise and is committed to championing our improved financial performance at AmeriServ."

•

Jeffrey A. Stopko is promoted to president and chief executive officer of AmeriServ Financial, Inc.  He will be responsible for advancing the organization's performance and that of its subsidiaries. Having joined the company in 1987, Mr. Stopko was previously executive vice president and chief financial officer, a positon he had held since 1997.

•

James T. Huerth has been promoted to president and chief executive officer of AmeriServ Bank.  Having joined AmeriServ in 2010, he was most recently chief banking officer; overseeing the bank's retail and commercial banking divisions.

•

Michael R. Baylor has been promoted to executive vice president and chief commercial banking officer.  Mr. Baylor joined AmeriServ in 2012 as senior vice president - commercial banking.

AmeriServ Financial Inc.
Announces Leadership Changes

•

Carolyn Concannon has been promoted to executive vice president - chief risk officer.  Ms. Concannon joined the company in 1984 and most recently served as senior vice president – chief credit officer.

•

Michael Lynch has been promoted to senior vice president, chief financial and investment officer.  Mr. Lynch joined the company in 1983 and was previously senior vice president, chief investment and risk officer.

•

Gregor T. Young remains president and chief executive officer of AmeriServ Trust and Financial Services, a wholly-owned subsidiary of AmeriServ Financial, Inc.

•

Steve Krawick remains president of West Chester Capital Advisors, a registered investment advisory subsidiary.

"These changes are strong examples of our ongoing commitment to positioning the company as a preferred financial services provider.  We believe we have the right combination of leadership, staff, products and services in place to continue moving toward new financial horizons while staying true to our deeply rooted community values.  On behalf of the AmeriServ Board, I want to say that we look forward to working with our new team and identifying opportunities for additional growth.  With these leadership moves, AmeriServ is well positioned for the future," Mr. Ford concluded.

AmeriServ Financial Bank is a community bank, headquartered in Johnstown, PA and is publicly traded on NASDAQ under the symbol ASRV. The company has total assets of $1.1 billion and currently operates 17 community banking offices encompassing five counties in western Pennsylvania as well as four Loan Production Offices (LPOs) in selected locations.